EXHIBIT 10.21
RENT-A-CENTER, INC.
EXECUTIVE TRANSITION AGREEMENT
WITH [NAME OF EXECUTIVE]
          AGREEMENT made as of the ___day of                     , 2006, by and between RENT-A-CENTER, INC. (“Company”) and                                          (“Executive”).
     1. Background. This Agreement is intended to provide the Executive with certain payments and benefits upon an involuntary termination of Executive’s employment or the occurrence of certain other circumstances that may affect the Executive. The Company believes this Agreement will help ensure the Executive’s undivided focus on the business of the Company and thereby enhance shareholder value.
     2. Certain Defined Terms. The following terms have the following meanings when used in this Agreement.
          (a) “Accrued Compensation” means, as of any date, (1) the unpaid amount, if any, of Executive’s previously earned base salary, (2) the unpaid amount, if any, of the bonus earned by the Executive for the preceding year, and (3) additional payments or benefits, if any, earned by the Executive under and in accordance with any employee plan, program or arrangement of or with the Company or an Affiliate (other than this Agreement).
          (b) “Affiliate” means an entity at least 50% of the voting, capital or profits interests of which are owned directly or indirectly by Company.
          (c) “Benefit Continuation Coverage” means continuing group health insurance coverage for Executive and, where applicable, Executive’s covered spouse and covered eligible dependents for a specified period following the termination of Executive’s Employment with Company and its Affiliates at the same benefit and contribution levels that would be in effect if the Executive’s employment had continued, if and to the extent such coverage would be permitted by the applicable plan and applicable law. Benefit Continuation Coverage, if any, shall be in addition to and not in lieu of COBRA coverage. Unless sooner terminated, Benefit Continuation Coverage will be subject to early termination if and when the Executive becomes entitled to comparable coverage from another employer.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Cause” means (1) material act or acts of willful misconduct by Executive, whether in violation of the Company’s policies, including, without limitation, the Company’s Code of Business Conduct and Ethics, or otherwise; (2) Executive’s willful and repeated failure (except where due to physical or mental incapacity) or refusal to perform in any material respect the duties and responsibilities of Executive’s employment; (3) embezzlement or fraud committed by Executive, at Executive’s direction, or with Executive’s prior personal knowledge; (4) Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony; or (5) substance abuse or use of illegal drugs that, in the reasonable judgment of the Compensation Committee, (A) impairs the ability of the Executive to perform the duties of the

Executive’s employment, or (B) causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates. Except as specified, the Compensation Committee, acting in its own discretion, will be responsible for determining whether particular conduct constitutes “Cause” for the purposes of this Agreement.
          (f) “Change in Control” means the occurrence of any of the following after September 14, 2006:
     (i) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of Company;
     (ii) a consolidation, merger or reorganization of the Company, unless (1) the stockholders of Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) Company or a subsidiary of Company, (B) an employee benefit plan maintained by Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 40% or more of the combined voting power of the outstanding voting securities of Company immediately prior to such consolidation, merger or reorganization);
     (iii) individuals who, as of September 14, 2006, constitute the entire Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to September 14, 2006 whose appointment or nomination for election by Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;
     (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (f)(ii) above); or
     (v) any other event or transaction which the Board, acting in its discretion, designates is a Change in Control.

          (g) “Code” means the Internal Revenue Code of 1986, as amended.
          (h) “Company” means Rent-A-Center, Inc. and any successor thereto.
          (i) “Compensation Committee” means the Compensation Committee of the Board.
          (j) “Disability” means the inability of Executive to substantially perform the customary duties and responsibilities of Executive’s Employment with Company or an Affiliate for a period of at least 120 consecutive days or 120 days in any 12-month period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician appointed by the Company.
          (k) “Employment” means Executive’s employment with the Company and/or any of its Affiliates.
          (l) “Good Reason” means the occurrence of any of the following without the written consent of Executive: (1) a material diminution by Company or an Affiliate of Executive’s duties or responsibilities in a manner which is inconsistent with Executive’s position or which has or is reasonably likely to have a material adverse effect on Executive’s status or authority; (2) a relocation by more than 50 miles of Executive’s principal place of business; or (3) a reduction by Company or an Affiliate of Executive’s rate of salary or annual incentive opportunity or a breach by Company or any of its Affiliates of a material provision of any written employment or other agreement with Executive which is not corrected within 15 business days following notice thereof by Executive to Company.
          (m) “Pro Rata Bonus” means the annual bonus, if any, earned by Executive for the calendar year preceding the year in which the Executive’s Employment terminates multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the calendar year in which the Executive’s Employment terminates until the date the Executive’s Employment terminates, and the denominator of which is 365. If the Executive’s Employment terminates before April 1 of a calendar year, the Pro Rata Bonus for such calendar year shall be deemed to be zero.
          (n) “Salary & Bonus” means, as of the effective date of the termination of Executive’s Employment with Company and its Affiliates, the sum of: (1) Executive’s highest annual rate of salary at any time during the preceding 24 months, and (2) Executive’s average annual bonus for the two preceding calendar years. If the number of preceding years of Executive’s Employment is less than two, then the bonus component of Executive’s Salary & Bonus will be equal to bonus earned during the calendar year preceding the date of Executive’s termination of Employment; and, if the Executive has not completed at least a full calendar year of Employment, the bonus component of Executive’s Salary & Bonus will be zero.
     3. General Severance Protection. Subject to the provisions hereof, including, without limitation, Section 7 (relating to non-duplication of payments and benefits provided under other agreements and arrangements) and Section 8 (relating to the execution and delivery of a release as a condition of Executive’s (or a beneficiary’s) entitlement to payments and benefits hereunder), upon termination of Employment, other than a termination of Employment in conjunction with a Change in Control to which Section 4 applies, Executive (or Executive’s beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits set forth in this Section.
          (a) Termination by Company or an Affiliate without Cause. If Executive’s Employment is terminated by the Company or an Affiliate without Cause, then Executive shall be entitled to receive the following payments and benefits:
     (i) Accrued Compensation;
     (ii) Pro Rata Bonus;
     (iii) 1.0 times Salary & Bonus, payable to Executive in equal monthly (or, at the option of the Company, more frequent) installments; and
     (iv) Benefit Continuation Coverage for the period covered by Section 3(a)(iii).
          (b) Disability or Death. If Executive’s Employment is terminated by the Company or an Affiliate due to Executive’s Disability or if Executive’s Employment terminates by reason of death, then Executive (or Executive’s beneficiary) shall be entitled to receive the following payments and benefits:
     (i) Accrued Compensation;
     (ii) Pro Rata Bonus; and
     (iii) Benefit Continuation Coverage for twelve months.
          (c) Termination by Company or an Affiliate for Cause or Termination by Executive. If Company or an Affiliate terminates Executive’s Employment for Cause or if Executive terminates such Employment for any reason (other than death), then Executive shall be entitled to receive any Accrued Compensation, subject to set off for amounts owed by Executive to Company or an Affiliate, and nothing more.
          (d) Restoration. Any severance payments and benefits paid under this Section 3 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 9.
     4. Termination in Conjunction with a Change in Control. Subject to the provisions hereof, including, without limitation, Section 6 (relating to a reduction of severance payments and benefits in order to avoid adverse tax consequences), Section 7 (relating to non-duplication of payments and benefits provided under other agreements and arrangements), and Section 8 (relating to execution and delivery of a general release as a condition of Executive’s entitlement to payments and benefits hereunder), upon the termination of Executive’s Employment with Company and its Affiliates in conjunction with a Change in Control, Executive (or Executive’s beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits set forth in this Section. For the purposes hereof, a termination of Employment is in conjunction with a Change in Control if (and only if) it occurs during the period beginning six months prior to a Change in Control (or, in the case of a Change in Control described in Section 2(f)(i) or (ii), beginning on the date of the definitive agreement pursuant to which the Change in Control is consummated), and ending on the second anniversary of the date of the Change in Control. If Executive is entitled to receive payments and benefits under Section 3 (due to a termination of Employment not in conjunction with a Change in Control) and if, by reason of a subsequent Change in Control, Executive’s termination of Employment is deemed to be in conjunction with the Change in Control, then, in order to avoid duplication, the payments and benefits to which Executive is entitled under this Section upon and following the Change in Control will be reduced by the payments and benefits which Executive received under Section 3, and no further payments will be made under Section 3.
          (a) Termination by Company or an Affiliate without Cause or by Executive for Good Reason. If Executive’s Employment is terminated by Company or an Affiliate without Cause or by Executive for Good Reason, then Executive shall be entitled to receive the following payments and benefits:
     (i) Accrued Compensation;
     (ii) Pro Rata Bonus;
     (iii) an amount equal to 1.5 times Salary & Bonus, which amount shall be payable in a lump sum in cash within 10 business days following the date of Executive’s termination of Employment or, if later, the date of the Change in Control; and
     (iv) Benefit Continuation Coverage for 1.5 years following termination.
          (b) Disability or Death. If Executive’s Employment is terminated by Company or an Affiliate due to Executive’s Disability, or if Executive’s Employment terminates by reason of death, then Executive (or Executive’s beneficiary) shall be entitled to receive the following payments and benefits:
     (i) Accrued Compensation;
     (ii) Pro Rata Bonus; and
     (iii) Benefit Continuation Coverage for twelve months.
          (c) Termination by Company or an Affiliate for Cause or Termination by Executive without Good Reason. If Executive’s Employment is terminated by Company or an Affiliate for Cause or is terminated by Executive without Good Reason, Executive shall be entitled to receive Accrued Compensation through the date of termination, subject to set off for amounts owed by Executive to Company or an Affiliate, and nothing more.

          (d) Restoration. Any severance payments and benefits paid under this Section 4 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 9.
     5. Effect of a Change in Control on Options and Other Equity-Based Awards. All outstanding Company stock options and other Company equity-based awards held by Executive shall become fully vested immediately before the occurrence of a Change in Control if (a) Executive is then still employed by Company or an Affiliate; or (b) Executive is entitled to payments and benefits under Section 4(a) as a result of the termination of Employment during the pre-Change in Control severance protection period described in Section 4. If Executive becomes vested in a stock option or other equity-based award pursuant to part (b) of the preceding sentence, then, before the Change in Control, Company will either reinstate the option or other award to the extent it would otherwise not be vested, or make a cash payment to Executive equal to the intrinsic value of the non-vested portion of the option or other award based upon the then value per share of Company’s Common Stock. The vesting and other terms and conditions of Executive’s stock options and other equity-based awards will continue to govern except as otherwise specifically provided by this Section 5.
     6. Golden Parachute Tax Limitation. If Executive is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement of Company or an Affiliate, Executive would be subject to excise tax under Section 4999 of the Code or Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to Executive under this Agreement will be reduced by the minimum amount necessary to ensure that Executive will not be subject to such excise tax and Company will not be denied any such deduction.
     7. Effect of Other Agreements. Notwithstanding the provisions hereof, the post-termination payment and benefit provisions of Executive’s written employment or other agreement with Company or an Affiliate in force at the termination of Executive’s Employment (if any) will apply in lieu of the provisions hereof if and to the extent that, with respect to Executive’s termination of Employment, the provisions of such employment or other agreement would provide greater payments or benefits to Executive (or to Executive’s covered dependents or beneficiaries). If any termination or severance payments or benefits are made or provided to Executive by Company or any or its Affiliates pursuant to a written employment or other agreement with Company or an Affiliate, such payments and benefits shall reduce the amount of the comparable payments and benefits payable hereunder. This Section is intended to provide Executive with the most favorable treatment and, at the same time, avoid duplication of payments or benefits, and it will be construed and interpreted accordingly.
     8. Release of Claims. Notwithstanding anything herein to the contrary, the Compensation Committee or the Board may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by Executive (or Executive’s beneficiary) of a general release in favor of Company, its Affiliates and their officers, directors and employees, in such form as the Board or the Compensation Committee may specify; provided, however, that no such release will be required as a condition of Executive’s (or the beneficiary’s) entitlement to Accrued Compensation. Any payment or benefit that is so conditioned may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Executive’s Employment.
     9. Restoration. The Executive has been provided and is privy to intellectual property, trade secrets and other confidential information of the Company and its Affiliates. For two years following the Executive’s termination of Employment, the Executive has agreed not to engage in any activity or provide any services which are similar to or competitive with the business of the Company and its Affiliates. For the same two year period, the Executive also agreed not to solicit or induce, or cause or permit others to solicit or induce, any employee to terminate their employment with the Company and its Affiliates. These covenants are set forth and agreed to in the Loyalty and Confidentiality Agreement between the Executive and the Company (“Loyalty Agreement”). The parties hereto understand and acknowledge that the promises in this Agreement and those in the Loyalty Agreement, and not any employment of or services performed by the Executive in the course and scope of that employment, constitute the sole consideration for the severance payments and benefits provided by this Agreement. Further, it is agreed that should the Executive violate or be in breach of any restrictions set forth herein or in the Loyalty Agreement (which determination shall be made in the discretion of the Compensation Committee), (a) the Executive shall not be entitled to any further severance payments and benefits under this Agreement, (b) the Executive shall immediately return to the Company any severance payments and the value of any severance benefits which were received hereunder, and (c) the Executive will have no further rights or entitlements under this Agreement. This Section 9 shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief based on this Agreement or the Loyalty Agreement.
     10. No Duty to Mitigate. Except as otherwise specifically provided herein with respect to early termination of Benefit Continuation Coverage, Executive’s entitlement to payments or benefits hereunder is not subject to mitigation or a duty to mitigate by Executive.
     11. Amendment. The Board may amend this Agreement, provided, however, that, no such action which would have the effect of reducing or diminishing Executive’s entitlements under this Agreement shall be effective without the express written consent of the Executive.
     12. Successors and Beneficiaries.
          (a) Successors and Assigns of Company. Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall mean Company, as defined in Section 2 hereof, and any such successor or assignee. Executive acknowledges and agrees that this Agreement and the Loyalty Agreement shall be fully enforceable by the Company’s successor or assignee.

          (b) Executive’s Beneficiary. For the purposes hereof, Executive’s beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Executive’s death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Executive, Executive’s estate will be deemed to be the beneficiary hereunder.
     13. Nonassignability. With the exception of Executive’s beneficiary designation, neither Executive nor Executive’s beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.
     14. Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, Company fails to comply with any of its obligations under this Agreement or Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive (or Executive’s beneficiary) the payments and benefits intended to be provided, then Executive (or Executive’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of Company to represent Executive (or Executive’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company or any successor thereto in any jurisdiction.
     15. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between Executive and Company or any of its Affiliates. Nothing contained herein shall be deemed to give Executive a right to be retained in the employ or other service of Company or any of its Affiliates or to interfere with the right of Company or any of its Affiliates to terminate Executive’s employment at any time.
     16. Governing Law. This Agreement shall be governed by the laws of the State of Texas, excluding its conflict of law rules. Any suit with respect to this Agreement will be brought in the federal or state courts in the districts, which include Dallas, Texas, and Executive hereby agrees to submit to the personal jurisdiction and venue thereof.
     17. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code, if and to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, severance amounts otherwise payable within six-months after termination of employment will be deferred until and become payable on the first day of the seventh month following termination of employment.
     18. Withholding. Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RENT-A-CENTER, INC.

By:

Executive